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                                                                       EXHIBIT 5


                             THE TURNER CORPORATION

                   EMPLOYMENT AGREEMENT FOR THOMAS C. LEPPERT

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                          THE TURNER CORPORATION
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                EMPLOYMENT AGREEMENT FOR THOMAS C. LEPPERT
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
                                                                                Page
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
 1.  Term of Employment...................................................       1
 2.  Position, Duties and Responsibilities................................       1
 3.  Base Salary..........................................................       2
 4.  Annual Incentive Awards..............................................       2
 5.  Long-Term Stock Incentive Programs...................................       2
 6.  Employment Bonus.....................................................       2
 7.  Employee Benefit Programs............................................       3
 8.  Disability...........................................................       3
 9.  Reimbursement of Business and Other Expenses.........................       4
 10. Termination of Employment............................................       4
 11. Confidentiality; Cooperation with Regard to Litigation;
     Non-disparagement....................................................      13
 12. Non-competition......................................................      14
 13. Non-solicitation.....................................................      15
 14. Remedies.............................................................      15
 15. Resolution of Disputes...............................................      15
 16. Indemnification......................................................      16
 17. Excise Tax Gross-Up..................................................      17
 18. Effect of Employment Agreement on Other Benefits.....................      18
 19. Assignability; Binding Nature........................................      19
 20. Representation.......................................................      19
 21. Conflict between Employment Agreements...............................      19
 22. Amendment or Waiver..................................................      19
 23. Severability.........................................................      19
 24. Survivorship.........................................................      20
 25. Beneficiaries/References.............................................      20
 26. Notices..............................................................      20
 27. Governing Law/Jurisdiction...........................................      20
 28. Headings.............................................................      20
 29. Counterparts.........................................................      21

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                         EMPLOYMENT Employment Agreement

      Agreement, made and entered into as of the 9th day of June, 1999 by and between The Turner Corporation, a Delaware corporation (together with its successors and assigns, the "Company" or "Turner"), and Thomas C. Leppert (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, effective October 1, 1999 Turner desires to employ Executive as its Chairman and Chief Executive Officer pursuant to an agreement embodying the terms of such employment (this "Employment Agreement") and Executive desires to enter into this Employment Agreement and to accept such employment, subject to the terms and provisions of this Employment Agreement, and

      WHEREAS, Executive has executed, on the same date of execution of this Employment Agreement, a separate agreement governing Executive's employment as Vice Chairman of Turner for the period commencing today and ending September 30, 1999.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Turner and Executive (individually a "Party" and together the "Parties") agree to be bound in accordance with the terms of this Employment Agreement.

      1.    Term of Employment.

            The term of Executive's employment under this Employment Agreement shall commence on October 1, 1999 (the "Effective Date") and end on December 31, 2003 (the "Original Term of Employment"), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless at least 180 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Employment Agreement at the expiration of the then current Term of Employment. "Term of Employment" shall mean the Original Term of Employment and all Renewal Terms.

      2.    Position, Duties and Responsibilities.

            (a) Generally. Executive shall serve as Chairman of Turner's board of directors (the "Board") and as its Chief Executive Officer. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chairman of the Board and Chief Executive Officer of corporations of similar size and businesses as Turner, as they each may exist from time to time and as are consistent with such positions and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of Chairman of the Board and Chief Executive Officer of Turner.


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            (b)   Other Activities. Anything herein to the contrary
notwithstanding, nothing in this Employment Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, provided that Executive shall notify the Board prior to accepting any such position, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of Executive's duties and responsibilities under this Employment Agreement.

            (c) Place of Employment. Executive's principal place of employment shall be Turner's corporate offices.

      3.    Base Salary.

            Executive shall be paid an annualized salary ("Base Salary"), payable in accordance with the regular payroll practices of Turner, of not less than $850,000, subject to annual adjustment as determined in the sole and absolute discretion of the Compensation Committee (the "Committee") of the Board, provided that Executive's initial salary review shall occur on or before January 1, 2001.

      4.    Annual Incentive Awards.

            Executive shall be eligible to participate in Turner's annual incentive compensation plan with a target annual incentive award opportunity equal to 6% of the bonus pool as established in the sole and absolute discretion of the Committee. From the period commencing on the Effective Date and ending December 31, 2001, Executive's annual incentive award is guaranteed to be no less than $550,000 per annum (any annual incentive attributable to 1999 shall be calculated on a pro rata basis). Payment of Executive's annual incentive award shall be made by the Company at the same time that other senior-level executives receive their annual incentive awards.

      5.    Long-Term Incentive Programs.

            Executive shall be eligible to participate in Turner's long term incentive compensation programs on a similar basis as Turner's other senior-level executives.

      6.    Employment Bonus.

            In consideration of Executive losing certain perquisites and benefits with his previous employer, Turner shall provide Executive with a $750,000 employment bonus, payable on January 3, 2000, provided that Executive has not terminated his employment without Good Reason as of that date.

      7.    Employee Benefit Programs.

            During the Term of Employment, except as otherwise noted below, Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of Turner as are made available to Turner's employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, section 401(k) retirement plan, supplemental retirement plan or plans, and tax and financial planning services. Executive shall be entitled to 4 weeks of vacation and shall take holidays in accordance with Turner's standard holiday schedule as amended from time to time.


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      8.    Disability.

            (a) During the Term of Employment, as well as during the Severance Period, Executive shall be entitled to disability coverage in accordance with the terms of Turner's Long- Term Disability Program. In the event Executive becomes disabled, as that term is defined under Turner's Long-Term Disability Program ("Disability") Executive shall be entitled to receive pursuant to Turner's Long-Term Disability Program or otherwise, and in place of his Base Salary, an amount equal to 67% of Executive's Base Salary, at the annual rate in effect on the commencement date of his eligibility for Turner's long-term disability benefits ("Commencement Date") up to a maximum benefit of $17,000 per month. In the event Executive's Disability lasts, or Turner reasonably determines is likely to last (based on the written opinion of a board certified physician), for a period of 180 days from the onset of such Disability, Turner may terminate Executive's employment hereunder. If Executive is terminated due to Disability, (i) Executive shall be entitled to receive all earned awards;
(ii) all of Executive's outstanding but unvested stock options shall vest immediately and remain exercisable for 1 year from the Termination Date; and
(iii) all restrictions regarding Executive's restricted or deferred stock shall immediately lapse.

            (b) Executive shall be entitled to a pro rata annual incentive award at $550,000 for the year in which the Commencement Date occurs, payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date. If Executive recommences his position after a leave for Disability, he shall be entitled to a pro rata annual incentive award for the year he resumes such position and shall thereafter be entitled to annual incentive awards in accordance with Section 4 hereof.

            (c) During the period Executive is receiving Disability benefits pursuant to Section 8(a) above, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Sections 5, 6 and 7 above, except that Executive shall not be entitled to receive any annual salary increases or any new long-term incentive plan grants following the Commencement Date.

            (d) In the event that Executive is terminated due to Disability prior to receipt of the bonus due Executive pursuant to Section 6 of this Employment Agreement, Executive shall also receive a cash payment of $750,000.

      9. Reimbursement of Business and Other Expenses.

            Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Employment Agreement, and Turner shall promptly reimburse him for all reasonable business expenses incurred in connection therewith, subject to documentation in accordance with Turner's applicable policies.

      10.   Termination of Employment.

            (a) Termination Due to Death. In the event Executive's employment with Turner is terminated due to his death, Executive's estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Employment Agreement shall be:

                  (i) Base Salary through the date of death, which shall be paid in a cash lump sum not later than 15 days following the date of termination of Executive's employment (the "Termination Date");


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                  (ii)  any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than 15 days following the Termination Date;

                  (iii) pro rata annual incentive award for the year in which the termination occurs, assuming that Executive would have received an award equal to $550,000 for the year and which shall be payable in a cash lump sum promptly (but in no event later than 15 days) after the Termination Date. Upon completion of the year in which Executive's employment hereunder has been terminated, the Committee shall determine the bonus amount Executive would have been entitled to had his employment not been terminated. In the event the Committee determines Executive would have been entitled to a larger pro rata bonus based upon the performance criteria typically used by the Committee, the Company shall pay to Executive (or Executive's estate), in a lump sum, within 15 days of such determination, the amount of such bonus minus any pro rata bonus previously paid to Executive (or Executive's estate) pursuant to this paragraph on or after the Termination Date;

                  (iv) immediate vesting of any of Executive's outstanding stock options. Executive (or Executive's estate) shall have the right to exercise all stock options for a period of one (1) year following the Termination Date or for the remainder of the exercise period, if less;

                  (v) elimination of all restrictions on any restricted stock or deferred stock awards;

                  (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of Turner;

                  (vii) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation or election form; and

                  (viii)provided that Executive's death occurs after the
                        execution of this Employment Agreement, but prior to Executive's receipt of the bonus payable to Executive pursuant to Section 6 of this Employment Agreement, a cash payment of $750,000.

            (b)   Termination by Turner for Cause.

                  (i)   "Cause" shall mean:

                        (A) Executive is convicted of, or pleads nolo contendere to, a felony which is materially and demonstrably injurious to Turner's financial condition or reputation;

                        (B) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which result in material losses to Turner in carrying out his duties under this


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                              Employment Agreement;

                        (C) Executive's refusal to comply with any lawful order of the Board; or

                        (D) Executive's willful breach of Sections 11, 12 or 13 of this Employment Agreement, which would result in material losses to Turner.

For purposes of this Employment Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him in bad faith, but shall not include any act or failure to act which
(i) results from Executive's incapacity, or (ii) Executive reasonably believes is in Turner's best interests.

                  (ii) A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. Executive shall be given written notice by Turner of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of Turner's learning of such act or acts or failure or failures to act. Executive shall have 30 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to appear at a hearing before the Committee. Such hearing shall be held within 25 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from Turner of the intention to terminate Executive for Cause. If, within five
                        (5) days following such hearing, Executive is furnished written notice by no less than 2/3's of the Board confirming that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.


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                  (iii) In the event Turner terminates Executive's employment for Cause prior to a Change in Control, Executive shall be entitled to and his sole remedies under this Employment Agreement shall be:

                        (A) Base Salary through the date of the termination of his employment for Cause, which shall be paid in a cash lump sum not later than 15 days following the Termination Date;

                        (B) any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum not later than 15 days following the Termination Date; and

                        (C) other or additional benefits then due or earned in accordance with applicable plans or programs of Turner.

            (c) Termination Without Cause or by Executive for Good Reason prior to Change in Control. In the event Turner terminates Executive's employment without Cause (which termination shall be effective as of the date specified by Turner in a written notice to Executive), other than due to death or Disability, or in the event Executive terminates this Employment Agreement for Good Reason (as defined below), in either case prior to a Change in Control (as defined below), Executive shall be entitled to and his sole remedies under this Employment Agreement shall be:

                  (i) Base Salary through the Termination Date; payable in a lump sum within 15 days of the Termination Date;

                  (ii) 1/12th of the sum of (A) Executive's Base Salary at the annualized rate in effect on the Termination Date (or, in the event a Base salary reduction is the basis for a Good Reason termination, the Base Salary in effect immediately prior to such reduction), plus (B) $550,000 (Executive's target annual incentive for purposes of this provision), such amount payable monthly for the longer of (x) the remaining duration of the Original Employment Term, or (y) 24 months (the "Severance Period");

                  (iii) pro rata annual incentive award for the year in which the termination occurs assuming Executive would have received an award equal to $550,000 for the year, payable in a lump sum within 15 days of the Termination Date;

                  (iv) immediate vesting of any outstanding stock options which would have vested by the conclusion of the Severance Period. Executive shall have the right to exercise all vested stock options for a period of one (1) year from the termination date or for the remainder of the exercise period, if less;

                  (v) elimination of all restrictions on any restricted stock or deferred stock awards which would have vested through the conclusion of the Severance Period;



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                  (vi)  the balance of any incentive awards earned as of
                        December 31 of the prior year (but not yet paid), which shall be paid in a cash lump sum within 15 days following the Termination Date;

                  (vii) immediate vesting of Executive's accrued benefits under any supplemental retirement benefit plan ("SERP") maintained by Turner, with the payments to be made in accordance with the terms and conditions of the SERP;

                  (viii)other or additional benefits then due or earned in
                        accordance with applicable plans and programs of Turner;

                  (ix) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation or election form; and

                  (x) continued participation in all medical, health and life insurance plans at the same benefit level at which Executive was participating on the Termination Date until the earlier of:

                        (A)   the end of the Severance Period; or

                        (B)   the date, or dates, Executive receives
                              equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that
                              (1) if Executive is precluded from
                              continuing his participation in any
                              employee benefit plan or program as
                              provided in this clause (x) of this
                              Section 10(c), he shall receive cash
                              payments equal on an after-tax basis to
                              the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (x) of this Section 10(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance.

            "Termination Without Cause" shall mean Executive's employment is terminated by Turner for any reason other than Cause (as defined in Section 10(b)) or due to Executive's death.

            "Good Reason" shall mean Executive's termination of his employment following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

                        (A) a material diminution or adverse change in Executive's positions, titles, or offices (as set forth in Section 2(a)), status, rank, nature of responsibilities, or authority within Turner, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, including


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                              Executive's position as Chairman of the Board,
                              after delivery of written notice to the Board by Executive and 20 days to cure;

                        (B) an assignment of any duties to Executive which are inconsistent with his status as Chairman of the Board and Chief Executive Officer of Turner and other positions held under Section 2(a);

                        (C)   any decrease in Executive's (i) annual
                              Base Salary or (ii) target annual
                              incentive award opportunity (or for each of 1999, 2000, and 2001, except as permitted hereunder, any failure to pay
                              Executive an annual incentive equal to
                              $550,000 (such amount to be prorated for 1999));


                        (D) a relocation of Executive to a location more than 35 miles from Turner's corporate offices (except any planned relocation of Turner of which Executive has been notified prior to entering into this Employment Agreement);

                        (E) any failure to secure the agreement of any successor corporation or other entity to Turner to fully assume Turner's obligations under this Employment Agreement; or

                        (F) any other failure by Turner to perform any material obligation under, or breach by Turner of any material provision of, this Employment Agreement that is not cured within 30 days of receipt of written notice from Executive.

            A "Change in Control" shall be deemed to occur upon any of the following:

                  (i) any Person becomes the Beneficial Owner, directly or indirectly, of either (1) 35% or more of Turner's outstanding common stock, or
                        (2) 35% of the outstanding securities of any other class or classes which individually or together have the power (other than upon a failure to pay dividends, unless that failure has occurred) to elect a majority of the members of the Board, except that an acquisition of securities by an employee benefit plan of Turner or a subsidiary will never be a Change of Control; or

                  (ii) the Board determines that a tender offer statement filed by any person with the Securities and Exchange Commission indicates an intention on the part of that person to acquire control of the Company; or

                  (iii) there is a change in the membership of the Board and immediately following the change a majority of the members of the Board are not persons who (1) had been directors of Turner for at least the preceding 24 consecutive months or (2) when they initially were elected to the Board, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative vote of two-thirds of the


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                        directors who were Continuing Directors at the time of
                        the nomination or election by the Board; and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than Turner's Board or an agreement intended to avoid or settle such proxy solicitation (the directors described in clauses (1) and (2) of this subsection being "Continuing Directors"); or

                  (iv)  Turner ceases to be required to file reports under
                        Section 13 of the Exchange Act.

      For purposes of this definition:

                        (A) The term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

                        (B) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                        (C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

            (d) Voluntary Termination Prior to a Change of Control. Prior to a Change of Control, in the event of a termination of employment by Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, by Executive for Good Reason, or Approved Early Retirement or Normal Retirement pursuant to Section 10(f) below, Executive shall have the same entitlements as provided in Section 10(b)(iii) above for a termination for Cause.

            (e) Termination after a Change in Control. In the event a Change in Control occurs after October 1, 1999 and Executive's employment is terminated by Turner or by Executive for any reason whatsoever, Executive shall be entitled to the following payments:

                  (i) Base Salary through the Termination Date; payable in a lump sum within 15 days of the Termination Date;

                  (ii) 3 times the sum of (A) Executive's Base Salary, at the annualized rate in effect on the Termination Date (or in the event a Base Salary reduction is the basis for a Good Reason termination, the Base Salary in effect immediately prior to such reduction) plus (B) the greater of (1) the annual incentive received by Executive for the most recently completed twelve-month operating period, or (2) $550,000, such amount payable in a lump sum within 15 days of the Termination Date;


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                  (iii) pro rata annual incentive award for the year in which termination occurs assuming that Executive would have received an award equal to Executive's target bonus for such year; payable in a lump sum within 15 days of the Termination Date;

                  (iv) immediate vesting of all outstanding stock options and the right to exercise such stock options for a period of three years or the remainder of the exercise period, if less;

                  (v) elimination of all restrictions on any restricted stock or deferred stock awards;

                  (vi) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Termination Date;

                  (vii) immediate vesting of Executive's accrued benefits under any SERP maintained by Turner, with the payments to be made in accordance with the terms and conditions of the SERP;

                  (viii)other or additional benefits then due or earned in
                        accordance with applicable plans and programs of Turner;

                  (ix) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation or election form;

                  (x) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of termination of his employment until the earlier of:

                        (A)   the end of the Severance Period; or

                        (B)   the date, or dates, Executive receives
                              equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that
                              (1) if Executive is precluded from
                              continuing his participation in any
                              employee benefit plan or program as
                              provided in this clause (x) of this
                              Section 10(e), he shall receive cash
                              payments equal on an after-tax basis to
                              the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (x) of this Section 10(e), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance, and


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                  (xi)  In the event that Executive is terminated prior to
                        receipt of the bonus due Executive pursuant to Section 6 of this Employment Agreement, Executive shall also receive a cash payment of $750,000.

For purposes of any termination pursuant to this Section 10(e), the term "Severance Period" shall mean the period of 36 months following the termination of Executive's employment.

In the event Executive is terminated for any reason (including without limitation by the Company for death or Disability) after a Change of Control has occurred, Executive's entitlement to the payments due him pursuant to this paragraph (e) of this Section 10 shall be instead of, and not in addition to, payments otherwise payable to Executive pursuant to this Employment Agreement. However, Executive shall continue to be entitled to any additional payments which may be due him pursuant to any other plans or policies maintained by the Company.

            (f) Approved Early Retirement or Normal Retirement. Upon Executive's Approved Early Retirement or Normal Retirement (each as defined below), Executive shall be entitled to and his sole remedies under this Employment Agreement shall be:

                  (i) Base Salary through the Termination Date, which shall be paid in a cash lump sum not later than 15 days following the Termination Date;

                  (ii) pro rata annual incentive award for the year in which the termination occurs, assuming that Executive would have received an award equal to $550,000 for the year and which shall be payable in a cash lump sum promptly (but in no event later than 15 days) after the Termination Date;

                  (iii) immediate vesting of all outstanding stock options and the right to exercise such stock options for a period of one (1) year following the Termination Date or for the remainder of the exercise period, if less;

                  (iv) elimination of all restrictions on any restricted stock or deferred stock awards;

                  (v) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Termination Date;

                  (vi) continued participation in all medical, health and life insurance plans at the same benefit level at which Executive was participating on the Termination Date until the earlier of:

                        (A)   Executive's attainment of age [62]; or

                        (B)   the date, or dates, he receives
                              substantially equivalent coverage and
                              benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (vi) of this Section 10(f), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (vi) of this Section 10(f), (2) such cost shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

                  (vii) other or additional benefits then due or earned in
                        accordance with applicable plans and programs of Turner.

            "Approved Early Retirement" shall mean Executive's voluntary termination of employment with Turner at or after attaining (i) age [60], and
(ii) 10 years of service, if such termination is approved in advance by the Committee.

            "Normal Retirement" shall mean Executive's voluntary termination of employment with Turner at or after attaining age [62].

            (g) Mitigation and Offset. Executive shall have no duty to mitigate any payments due Executive from Turner hereunder.

            (h) Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by Turner and are not in the nature of a penalty.

            (i) Exclusivity of Severance Payments. Upon termination of Executive's employment during the Term of Employment, he shall not be entitled to any severance payments or severance benefits from Turner or any payments by Turner on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.

            (j) Release of Employment Claims. Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Section 10, that he will execute a mutual release agreement, in a form reasonably satisfactory to Turner, releasing any and all claims arising out of Executive's employment (other than enforcement of this Employment Agreement, Executive's rights under any of Turner's incentive compensation and employee benefit plans and programs to which he is entitled under this Employment Agreement, and any claim for any tort for personal injury not arising out of or related to his termination of employment).

      11. Confidentiality; Cooperation with Regard to Litigation;
      Non-disparagement.

            (a) During the Term of Employment and thereafter, Executive shall not, without Turner's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of Turner or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to Turner to allow Turner the opportunity to object to or otherwise resist such order.

            (b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Employment Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Employment Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to Turner to allow Turner the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

            (c) "Confidential Information" shall mean all information concerning the business of Turner or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Employment Agreement by Executive or (ii) regarding Turner's business or industry properly acquired by Executive in the course of his career as an executive in Turner's industry and independent of Executive's employment by Turner. For this purpose, information known or available generally within the trade or industry of Turner or any Subsidiary shall be deemed to be known or available to the public.

            (d) "Subsidiary" shall mean any corporation controlled directly or indirectly by Turner.

            (e) Executive agrees to cooperate with Turner, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of Turner or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Turner, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to Turner, or any Subsidiary as reasonably requested; provided, however, that the same does not materially interfere with his then current professional activities. Turner agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

            (f) Executive agrees that, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Turner or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Turner agrees that, during the Term of Employment and thereafter (including following Executive's termination of employment for any reason), Turner will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Employment Agreement shall preclude either Executive or Turner from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

      12.   Non-competition.

            (a) During the Restriction Period (as defined in Section 12(b) below), Executive shall not engage in Competition with Turner or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of Turner or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean any corporation or other entity which competes, directly or indirectly, with the business conducted by Turner, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period, which activities are competitive with the activities of Turner or any Subsidiary. Executive shall not be deemed indirectly overseeing or managing the activities of such Competitor which are competitive with the activities of Turner or any Subsidiary so long as he does not regularly participate in discussions with regard to the conduct of the competing business.

            (b) For the purposes of this Section 12, "Restriction Period" shall mean the period beginning with the Effective Date and ending with:

                  (i) in the case of a termination of Executive's employment without Cause or by Executive for Good Reason, in either case prior to a Change of Control, the earlier of (1) 24 months after such termination and (2) the occurrence of a Change of Control;

                  (ii) in the case of a termination of Executive's employment for Cause, the earlier of (1) 24 months after such termination and (2) the occurrence of a Change of Control;

                  (iii) in the case of a voluntary termination of Executive's employment pursuant to Section 10(d) above, the date of such termination;

                  (iv) in the case of Approved Early Retirement or Normal Retirement pursuant to Section 10(f) above, the remainder of the Term of Employment; or

                  (v) in the case of termination of Executive's employment without Cause or by Executive for Good Reason, in either case following a Change of Control, immediately upon such termination of employment.

      13.   Non-solicitation.

            During the period beginning with the Effective Date and ending 18 months following the termination of Executive's employment, Executive shall not induce employees of Turner or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of Turner's or any Subsidiary's non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with Turner or any Subsidiary, to terminate or diminish their relationship with Turner or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of Turner or any Subsidiary or any person who was employed by Turner or any Subsidiary within 180 days of such hiring.

      14.   Remedies.

            If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above, Turner (a) subject to Section 15, shall have the right to immediately terminate all payments and benefits due under this Employment Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11,12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for Turner; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.

      15.   Resolution of Disputes.

            Any controversy or claim arising out of or relating to this Employment Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Employment Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to Turner's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, Turner shall continue payment of all amounts and benefits due Executive under this Employment Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but Turner shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding. Notwithstanding the foregoing, all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 15 shall be paid on behalf of or reimbursed to Executive promptly by Turner; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive's litigation assertions or defenses were in bad faith or frivolous.

      16.   Indemnification.

            (a) Company Indemnity. Turner agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Turner or any Subsidiary or is or was serving at the request of Turner or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by Turner to the fullest extent legally permitted or authorized by Turner's certificate of incorporation or bylaws or resolutions of Turner's Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of Turner or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. Turner shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by Turner of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

            (b) No Presumption Regarding Standard of Conduct. Neither the failure of Turner (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 16(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by Turner (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

            (c) Liability Insurance. Turner agrees to continue and maintain a directors and officers' liability insurance policy covering Executive to the extent Turner provides such coverage for its other executive officers.

      17.   Excise Tax Gross-Up.

            Notwithstanding any other provision of this Employment Agreement or any other agreement between Executive and Turner, if Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of Turner (together, "Severance Payments") which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code")(or any similar tax that may be imposed) (the "Excise Taxes"), and such Severance Payments are equal to or exceed 120% of the Safe Harbor Amount (as defined below), Turner will pay to Executive an additional amount ("Gross-Up Payment") such that, after the payment by Executive of all taxes (including without limitation all income and employment tax and Excise Tax and treating as a tax the lost tax benefit resulting from the disallowance of any deduction of Executive by virtue of the inclusion of the Gross-Up Payment in Executive's adjusted gross income), and interest and penalties with respect to such taxes, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Taxes. If the Severance Payments exceed, but are less than 120%, of the Safe Harbor Amount, the Severance Payments shall be reduced to the Safe Harbor Amount. "Safe Harbor Amount" shall mean 300% of the "base amount" as determined in accordance with Section 280G(b)(3) of the Code.

For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:

            (i) The Severance Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by Turner and reasonably acceptable to Executive, the Severance Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

            (ii) The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or (B) the total amount of excess parachute payments within the meaning of
                  Section 280G(b)(1) of the Code (after applying clause (i) above); and

            (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

            For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to Turner at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Turner shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

            The Gross-Up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Severance Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, Turner shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Turner to Executive, payable on the fifth day after demand by Turner (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment. Turner shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, Turner may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that Turner's control over any such proceedings shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with Turner in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

      18. Effect of Employment Agreement on Other Benefits.

            Except as specifically provided in this Employment Agreement, the existence of this Employment Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates.

      19.   Assignability; Binding Nature.

            This Employment Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of Turner under this Employment Agreement may be assigned or transferred by Turner except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of Turner, provided that the assignee or transferee is the successor to all or substantially all of the assets of Turner and such assignee or transferee assumes the liabilities, obligations and duties of Turner, as contained in this Employment Agreement, either contractually or as a matter of law. Turner further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Turner hereunder. No rights or obligations of Executive under this Employment Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 25 below.

      20.   Representation.

            Turner represents and warrants that it is fully authorized and empowered to enter into this Employment Agreement and that the performance of its obligations under this Employment Agreement will not violate any agreement between it and any other person, firm or organization.

      21.   Conflict between Agreements.

            Executive is party to an agreement dated the date of this Agreement, which governs Executive's employment as Vice Chairman of Turner. In the event that any conflict exists between the aforementioned agreement and this Agreement, this Agreement shall control, provided that if a Change of Control of Turner occurs prior to October 1, 1999,

      22.   Amendment or Waiver.

            No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of Turner. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of Turner, as the case may be.

      23.   Severability.

            In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      24.   Survivorship.

            The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

      25. Beneficiaries/References.

            Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving Turner written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      26.   Notices.

            Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

            If to Turner:           The Turner Corporation
                                    Attention: Corporate Secretary
                                    375 Hudson Street
                                    New York, New York 10014
                                    Attention:  Secretary

            If to Executive:        Mr. Thomas C. Leppert
                                    4025 Blackpoint Road
                                    Honolulu, Hawaii 96816

      27. Governing Law/Jurisdiction.

            This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws. Subject to Section 15, Turner and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for Delaware or (ii) any of the courts of the State of Delaware. Turner and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. Turner and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

      28.   Headings.

            The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      29.   Counterparts.

            This Agreement may be executed in two or more counterparts.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                             THE TURNER CORPORATION

                              By:  /s/ E.T. Gravette, Jr.
                                   -------------------------------------------
                              Name:   E. T. Gravette, Jr.
                              Title:  Chairman & Chief Executive Officer


                              /s/ Thomas C. Leppert
                              ------------------------------------------------
                              Thomas C. Leppert

                                    EXHIBIT A

                                  Defined Terms

(a)   "Approved Early Retirement" shall have the meaning set forth in Section
      10(g).

(b)   "Base Salary" shall have the meaning set forth in Section 3.

(c)   "Board" shall have the meaning set forth in Section 2(a).

(d)   "Cause" shall have the meaning set forth in Section 10(b).

(e)   "Change of Control" shall have the meaning set forth in Section 10(c).

(f)   "Code" shall have the meaning set forth in Section 17.

(g)   "Commencement Date" shall have the meaning set forth in Section 8(a).

(h)   "Committee" shall have the meaning set forth in Section 3.

(i) "Competitor" or "Competition" shall have the meaning set forth in Section 12(a).

(j)   "Confidential Information" shall have the meaning set forth in Section
      11(c).

(k)   "Disability" shall have the meaning set forth in Section 8(a).

(l)   "Effective Date" shall have the meaning set forth in Section 1.

(m)   "Excise Taxes" shall have the meaning set forth in Section 17.

(n)   "Good Reason" shall have the meaning set forth in Section 10(c).

(o)   "Gross-Up Payment" shall have the meaning set forth in Section 17.

(p)   "Independent Advisors" shall have the meaning set forth in Section 17(i).

(q)   "Normal Retirement" shall have the meaning set forth in Section 10(f).

(r)   "Original Term of Employment" shall have the meaning set forth in Section
      1.

(s)   "Proceeding" shall have the meaning set forth in Section 16(a).

(t)   "Renewal Term" shall have the meaning set forth in Section 1.

(u)   "Restriction Period" shall have the meaning set forth in Section 12(b).

(v)   "Safe Harbor Amount" shall have the meaning set forth in Section 17.

(w)   "Severance Payments shall have the meaning set forth in Section 17.

(x) "Severance Period" shall have the meaning set forth in Section 10(c)(ii), except as provided otherwise in Section 10(e).

(y)   "Stock Options" shall have the meaning set forth in Section 5(a).

(z)   "Subsidiary" shall have the meaning set forth in Section 11(d).

(aa)  "Term of Employment" shall have the meaning set forth in Section 1.

(bb)  "Termination Date" shall have the meaning set forth in Section 10(a).

(cc) "Termination Without Cause" shall have the meaning set forth in Section 10(c).